EXHIBIT 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amended Statement on Schedule 13D (including any subsequent amendments thereto) with respect to the Common Stock of Embotelladora Andina S.A., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. Each party to this Joint Filing Agreement expressly authorizes The Coca-Cola Company to file on such party's behalf any and all amendments to such Statement. Each such party undertakes to notify The Coca-Cola Company of any changes giving rise to an obligation to file an amendment to Schedule 13D and it is understood that in connection with this Agreement and all amendments thereto each such party shall be responsible only for information supplied by such party.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this ___ day of October, 2012.

THE COCA-COLA COMPANY
By: /s/ Christopher P. Nolan
Name: Christopher P. Nolan Title: Vice President and Treasurer

THE COCA-COLA EXPORT CORPORATION
By: /s/ Christopher P. Nolan
Name: Christopher P. Nolan Title: Vice President and Treasurer

COCA-COLA INTERAMERICAN CORPORATION
By: /s/ Christopher P. Nolan
Name: Christopher P. Nolan Title: Vice President and Treasurer

COCA-COLA DE CHILE S.A.
By: /s/ Sylvia Chamarro and Viviana Zabrano
Sylvia Chamarro and Viviana Zambrano Attorneys-in-Fact

SERVICIOS Y PRODUCTOS PARA BEBIDAS REFRESCANTES S.R.L.
By: /s/ Sylvia Chamarro
Sylvia Chamarro Attorney-in-Fact